Exhibit 4.36

Power of Attorney

I, Jiajia HUANG, a People’s Republic of China (“China” or the “PRC”) citizen with PRC Identification Card No.: ***, executes this Power of Attorney on July 19, 2019, effective as of the date hereof. I am a holder of 80% of the equity interests in Shenzhen Dasheng Zhiyun Technology Co., Ltd.1 (the “Company”).

For the equity interests in the Company that are held by me now and will be held by me in the future (“My Shareholding”), I hereby irrevocably authorize Beijing Dasheng Online Technology Co., Ltd.2 (“WFOE”, including its successors and liquidator in replacement of WFOE, if applicable) or its designee(s) to be appointed by it at its sole discretion (including without limitation any director of WFOE) (the “Designee”) to represent me to exercise all rights concerning My Shareholding under applicable laws, regulations and the articles of association of the Company during the term of this Power of Attorney as my sole exclusive agent, including without limitation the following rights (collectively, the “Shareholder’s Rights”):

(a)                                 Representing me in executing and delivering any written resolution as shareholder on my behalf;

(b)                                 Selling, transferring, pledging or otherwise disposing of any or all equity interests in the Company held by me;

(c)                                  Nominating, electing, designating or appointing and removing the legal representative, director(s), general manager, chief financial officer, supervisors and other senior officers of the Company;

(d)                                 Supervising the operating performance of the Company, approving annual budget of the Company or declaring dividends, and inspecting financial information of the Company at any time;

(e)                                  Representing shareholder to execute and deliver any written resolutions and minutes on behalf of the shareholder;

(f)                                   Approving the Company to submit any registration documents to competent government authorities;

(g)                                  Representing the shareholder to exercise voting rights with regards to the liquidation matters of the Company;

(h)                                 I hereby agree and undertake that, in the event of dissolution or liquidation of the Company, firstly, WFOE and/or its authorized person is entitled to all the shareholder’s rights on my behalf, including but not limited to making resolutions on any dissolution or liquidation of the Company, appointing and delegating members of the liquidation group and/or their proxy, approving liquidation plan and liquidation report; secondly, I agree to transfer total assets that I should acquire and have acquired as a shareholder of the Company during corporate dissolution and liquidation to WFOE or its designated person without consideration, and direct the liquidation group to directly deliver the assets aforementioned to WFOE and/or its designated person; thirdly, in case the aforementioned transfer shall include consideration under the then applicable PRC laws, apart from transfer with consideration and direct delivery of the assets, I further agree to return the consideration in full amount to WFOE and/or its designated person in an appropriate way to ensure that WFOE and/or its designated person would not suffer any losses.

1                   For identification purpose only.

2                   For identification purpose only.

(i)                                     When the director(s) or managers of the Company act in a manner harming the interests of the Company or its shareholders, filing a lawsuit against such director(s) or managers as shareholder or taking other legal actions;

(j)                                    Approving amendments to the articles of association of the Company; and

(k)                                 Any other rights vested in the shareholder by the articles of association of the Company or relevant laws and regulations.

I hereby further agree and covenant:

The Designee shall have the power and authority to, on behalf of myself, execute all the documents I shall sign as stipulated in the Exclusive Option Agreement entered into by and among myself, WFOE, the Company on July 19, 2019 and the Equity Interest Pledge Agreement entered into by and among myself, WFOE, the Company on July 19, 2019 (including any modification, amendment and restatement thereto, collectively the “Transaction Documents”), and perform the terms of the Transaction Documents.  The exercise of these rights shall not constitute any restriction on the granting of rights hereunder.

All the actions associated with My Shareholding conducted by the Designee shall be deemed as actions conducted by myself, and all the documents shall be deemed to be executed by me, all of which I hereby acknowledge and ratify.

WFOE is entitled to re-authorize or assign its rights related to the aforesaid matters to any other person or entity at its own discretion and without giving prior notice to me or obtaining my consent.  If required by PRC laws, WFOE shall designate a PRC citizen or other person or entities to exercise the aforementioned rights.  Once WFOE notifies me in writing that it assigns its rights under this Power of Attorney to a third party, I will immediately withdraw the entrustment and authorization to WFOE herein and immediately execute a power of attorney with the same form as this Power of Attorney to make the same authorization and entrustment as this Power of Attorney to other persons nominated by WFOE.

I hereby confirm, covenant and undertake that, if I suffer from death, incapacity or in any other events that my exercising of Shareholder’s Rights in the Company will be affected, my inheritor, guardians or any other person entitled to claim rights or interests in the equity interests in the Company held by me will be deemed as executing party to this Power of Attorney and inherit all my rights and obligations under this Power of Attorney.

I confirm that my spouse is aware of the Transaction Documents and this Power of Attorney as executed by me; my spouse and I agree that My Shareholding is my personal property and does not constitute joint property of my spouse and me; my spouse agrees that I have the right to handle My Shareholding at my sole discretion without consent of my spouse and to enjoy the rights and perform the obligations under the Transaction Documents and this Power of Attorney by myself.  If my spouse and I get divorced, the equity interest in the Domestic Company held by me is my personal property and does not constitute the joint property of my spouse and me, and I will take measures to ensure the performance of the Transaction Documents and this Power of Attorney and will not take any actions in violation of the Transaction Documents and this Power of Attorney.

I undertake not to take any action in violation of the purpose or intent of the Transaction Documents and this Power of Attorney, and to refrain from any action or omission that may cause the conflict of interests between WFOE and the Company or its subsidiaries; in the case of conflict of interests, I undertake to support the lawful interests of WFOE and perform actions reasonably required by WFOE.  I undertake that, without prior written consent of WFOE, I will not use the information acquired from the Company to engage in any business in competition or possible competition with the business of the Company or its affiliated companies.  For the avoidance of doubt, this Power of Attorney shall not be considered an authorization for me or other non-independent persons or persons that may cause conflicts of interest to exercise the rights conferred by this Power of Attorney.

During the period that I am a shareholder of the Company, this Power of Attorney is irrevocable and remains effective from the date of signing of this Power of Attorney.

In the event of any dispute with respect to the construction and performance of this Power of Attorney, either I or WFOE/WFOE’s designee(s) to be appointed by it at its sole discretion (including its successors and liquidator in replacement of WFOE, if applicable) may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration, in accordance with its Arbitration Rules and procedures in effect at the time.  The arbitration shall be conducted in Beijing.  The arbitration award shall be final and binding on all parties. To the extent permitted by PRC laws, the arbitration tribunal may award any remedies, including preliminary and permanent injunctive relief (such as injunction against carrying out business activities, or mandating the transfer of assets), specific performance of contractual obligations, remedies concerning the equity interest or assets of the Company and awards ordering the winding up of the Company.  To the extent permitted by PRC laws, when awaiting the formation of the arbitration tribunal or otherwise under appropriate conditions, either I or WFOE/WFOE’s designee(s) to be appointed by it at its sole discretion (including its successors and liquidator in replacement of WFOE, if applicable) may seek and the Court with competent authority shall have power to grant, preliminary injunctive relief or other interlocutory remedies from a court with competent jurisdiction to facilitate the arbitration.  Without violating the applicable governing laws, the courts of Hong Kong, Cayman Islands, China, United States of America and the place where the principal assets of the Company are located shall all be deemed to have competent jurisdiction.  During the arbitration, except for the matters under dispute and contested by myself or WFOE/WFOE’s designee(s) to be appointed by it at its sole discretion (including its successors and liquidator in replacement of WFOE, if applicable), this Power of Attorney shall remain effective.

During the term of this Power of Attorney, I hereby waive all the rights associated with My Shareholding, which have been authorized to WFOE through this Power of Attorney, and shall not exercise such rights by myself.

This Power of Attorney is written in Chinese and English.  In the case of any conflicts between Chinese version and English version, the Chinese version shall prevail.

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Signature page of this Power of Attorney

Jiajia HUANG

By:	/s/ Jiajia HUANG

Beijing Dasheng Online Technology Co., Ltd. hereby agrees and accepts this Power of Attorney:

Beijing Dasheng Online Technology Co., Ltd. (seal)

[Company seal is affixed]

By:	/s/ Jiajia HUANG
Name:	Jiajia HUANG
Title:	Legal Representative

Shenzhen Dasheng Zhiyun Technology Co., Ltd. hereby agrees and acknowledges this Power of Attorney:

Shenzhen Dasheng Zhiyun Technology Co., Ltd. (seal)

[Company seal is affixed]

By:	/s/ Jing CHEN
Name:	Jing CHEN
Title:	Legal Representative